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                           COMMERCIAL SUPPLY AGREEMENT

THIS AGREEMENT is made and entered into as of this day of March 6, 1998, by and between SONUS PHARMACEUTICALS, INC., a Delaware corporation ("SONUS") and * .

RECITALS:

WHEREAS, * in the business of, among other things, fluorochemical research and development, scale-up, bulk manufacturing and marketing of neat fluorochemicals, * and *; and

WHEREAS, SONUS desires to have * supply, in bulk, neat medical grade
*, in accordance with specifications shown in Schedule 1, and to author Drug Master File(s) ("DMF(s)") for * and *, for the development of and use in the Product (as hereinafter defined) to be developed by SONUS;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SONUS and * do hereby agree as follows:

        1.      DEFINITIONS

1.1 The following capitalized terms shall have the respective meanings set forth below for purposes of this Agreement.

1.2 "Affiliate" shall mean a corporation or business entity that directly or indirectly is controlled by, controls, or is under common control with a party to this agreement. For this purpose, the meaning of the work "control" shall be ownership of more than fifty percent (50%) of the voting shares or interest in the respective corporation or business entity or ownership of the maximum amount of the voting share or interest in the respective corporation or business entity permitted by law in a particular country.

1.3 "Approval Date" shall mean that date on which SONUS receives from the U.S. FDA final approval of its new drug application (NDA) for the Product.

1.4 "Confidential Information" shall have the meaning assigned to such term in Section 6.1 hereof.

Page 1                                                 Initials:  *
* Confidential portions omitted and filed              Initials:  SONUS
  separately with the Commission.


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1.5     "Contract Year" shall mean each twelve (12) month period during the term of this Agreement commencing upon the first approval date by the Food and Drug Administration of the Product for use in the Field.

1.7 "Research and Development Year" shall mean each twelve (12) month period, or partial year before approval, immediately following execution of the "Commercial Supply Agreement" and until commencement of Contract Year one.

1.8 "Field" shall mean those human or animal pharmaceutical applications or treatments involving * or * used in diagnostic ultrasound imaging. The Field shall include, without limitation, topical, dermal, epidermal, injectable, transdermal, intravital or nasal administration of any Product.

1.9 "*" shall mean *, purified as * medical grade, which shall meet or exceed the minimum specifications set forth on Schedule 1 hereto, and which shall be used by SONUS and/or other SONUS developers for the development, manufacture, sale and distribution of the Products.

1.10 "*" shall mean *, purified as * medical grade, which shall meet or exceed the minimum specifications set forth on Schedule 1 hereto, and which shall be used by SONUS and/or other SONUS developers for the development, manufacture, sale and distribution of the Products.

1.11 "Patent Estate" shall mean those valid under law patents issued to SONUS as specified on Schedule 5 attached hereto.

1.12 "Product or Products" shall mean any one or more commercial products developed and manufactured by SONUS and/or SONUS developers, for application in the Field and containing * or * in any form, quantity or developed or purified state.

1.13    "Third Party" shall mean any person or entity other than SONUS,
        * or their Affiliates.

1.14 "SONUS" shall include SONUS Pharmaceuticals, Inc., its Affiliates and distributors.

1.15 "Excess Purchases" Any purchase of product by SONUS from * in contract years 1 of * in contract year 2, any purchase of product by SONUS from * in contract years 3,4 of * per contract year and
        * in contract year 5.

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* Confidential portions omitted and filed               Initials:  SONUS
  separately with the Commission.


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2.      SUPPLY AND PURCHASE OF * AND *

2.1     Obligations of SONUS.

(a) SONUS hereby agrees that it will use its commercially reasonable best efforts to attempt to obtain approval of a new drug application ("NDA") for one or more of the Product(s) in the United States from the Food and Drug Administration ("FDA") of the United States government within (7) years of the date of the last signing party to this agreement.

(b) SONUS hereby agrees that, commencing upon the Research and Development Year and/or the first Contract Year, as applicable and continuing during the term hereof, SONUS and its Affiliates and distributors shall purchase from * not less than the following amount of *:

Contract Year 1                                                         *
Contract Year 2                                                         *
Contract Year 3                                                         *
Contract Year 4                                                         *
Contract Year 5            and each subsequent year                     *

(a) SONUS hereby agrees that commencing in Contract Year three to negotiate in good faith for * to provide SONUS with up to *, or minimums as above, whichever is greater, of SONUS' world wide requirements of * and * beginning in contract year four for the remaining term of the Agreement. * must prove to the reasonable satisfaction of SONUS that it is a reliable supplier of * and/or * conforming to the Specifications during R&D and Contract Years one and two per
Section 2.2 of the Agreement for this obligation to apply. However, in any given contract year during contract year 1 through 5, * of the excess purchases shall be applied as a reduction to the remaining contract years minimum purchases of product, said reduction to be applied to the first, most distant of the 5 contract years minimum purchases to which minimum purchases apply.


2.2     Supply Obligation.

(a) * hereby agrees that, during the term hereof, it shall utilize its best efforts at its own expense to maintain capacity to supply, at all times, * of the annual forecasted volume requirements of SONUS; as provided for in Section 2.5, Estimates and Orders.


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* Confidential portions omitted and filed                Initials: SONUS
  separately with the Commission.


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(b) * agrees to hold, at the end of any calendar quarter commencing at the beginning of the first Contract Year, a minimum of six (6) months supply of medical grade * as specified in Schedule 4. SONUS agrees that it will purchase all such inventories held by * within twelve (12) months of the inventory report date, as set forth in SECTION 2.5 Estimates and Orders, or at the termination of this agreement, whichever is sooner; provided that such inventories have * shelf life and are within specification. The parties agree to consult regularly on the adequacy of such minimum supply of *. * agrees to provide a copy of Schedule 4 to SONUS at least quarterly and * warrants that it has, in fact, the indicated quantity of * in Inventory.

(c) * agrees to utilize its commercially reasonable best efforts to * and to modify its DMF or prepare new DMF to * manufactured *. * will advise SONUS of its plan and activities, including an estimate of time necessary to *. * agrees to utilize its best efforts, including the procurement of increased quantities of raw materials to make * in order to insure an uninterrupted supply of * to SONUS * and to supply * in accordance with minimum supply levels set forth in Paragraph 2.2(b), above. SONUS and * shall consult upon the amounts of raw materials * shall use to make * and * for inventory during the changeover * and SONUS shall purchase all of * * and said raw materials used to in making * within 90 days after SONUS' complete conversion to *.

(d) * will produce * under DMF(s) during the term hereof. Said DMF(s) will provide adequate detail on the facilities, purification, stability and quality control processes * in accordance with current Good Manufacturing Practices ("GMP") and all applicable FDA and similar foreign regulations. * agrees to provide authorization for the FDA to review the DMF(s) directly or to refer to the DMF(s) during its review of any regulatory investigation of SONUS; or the review of any submission made by SONUS. * shall provide a copy of the DMF(s) to SONUS for review and a copy of each update to the DMF(s) prior to filing such update with the FDA.

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  separately with the Commission.


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Further, during the term hereof, should * DMF(s) be determined by the FDA to not comply with its guidelines and regulations or if * proposes to make a change in the DMF(s) or in the underlying process, * will notify SONUS. * will provide SONUS with a summary of information relevant to any noncompliance or in support of any proposed process or DMF(s) change, and SONUS will have 90 days to evaluate and notify * that SONUS believes the noncompliance or change to be significant. * will increase minimum inventory to an agreed upon level to ensure no interruptions to SONUS in manufacturing of the Product. SONUS may engage a Third Party consultant, to review the DMF(s) and recommend changes to the DMF(s) for compliance with FDA guidelines or evaluate the * proposed change for compliance with the FDA requirements, respectively. FDA is the final authority and * agrees to use its best efforts to fully respond to FDA all requirements in a timely fashion in order to bring its DMF(s) into compliance.

(e) In the event that SONUS or SONUS designate files foreign equivalents of NDAs in countries outside the United States, then * will utilize its commercially reasonable best efforts to file the appropriate documentation regarding * supply in the same geographic territories in support of the development efforts of SONUS. SONUS shall reimburse * for its reasonable costs in connection with such efforts as mutually agreed upon by SONUS and *. Any charges to SONUS shall be paid within thirty (30) days, net invoice amount. No additional work shall be undertaken by * in writing as to the scope of the additional work and the amounts to be paid by SONUS.

(f) * acknowledges that SONUS has represented that it is the holder of certain patents directed to biocompatible ultrasound contrast media and methods of use of said media and methods of use of said media comprising certain medical grade fluorocarbon gases and gaseous precursors as specified in the SONUS Patent Estate attached hereto as Schedule 5. So long as the minimums in paragraph 2.1(b) are met, * agrees that it will not make or use, nor knowingly sell, any * to anyone other than SONUS for use in the Field without the express written permission of SONUS.

(g) * acknowledges that no license is granted to * under any SONUS rights for * manufacture, use or sale of * to Third Parties in the Field, or otherwise.

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  separately with the Commission.

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2.3 Acceptance of *.

(a) Each shipment of * shall be weighed within 3 days of receipt by SONUS or SONUS designate to confirm the quantity of * received. If there is a weight discrepancy, SONUS shall promptly notify * and within 10 days, SONUS and * will attempt to amicably resolve the cause of the discrepancy and the quantity that SONUS will pay for. If the parties are unable to resolve any differences concerning delivered quantities, the issue shall be resolved by arbitration as set forth in Sections 9.1 and 9.2. It is agreed in paragraph 3.1 that the price is FOB *, therefore any losses incurred in shipment (other than leaky valves or defective shipment cylinders) are the responsibility of SONUS. Each shipment of
* supplied by * to SONUS hereunder shall conform to the specifications therefore as set forth on Schedule 1 hereto. The parties may mutually agree to amend such specifications, as necessary from time to time, provided that if any such amendment shall materially affect * cost or timing of production, the parties shall negotiate in good faith to amend the pricing or delivery terms accordingly. If the parties are unable to resolve any differences concerning pricing and/or delivery in this matter, the issue shall be resolved by arbitration as set forth in Sections 9.1 and 9.2. Each such shipment shall be in accordance with the required methods of analysis applicable *, and within the guidelines of any applicable federal, state or local law, rule or regulation. * shall send to SONUS with each such shipment a Certificate of Analysis specifying the results of each analytical test required to show conformance of such shipment with such specifications. The figures set forth in the certificate of Analysis shall be accepted as accurate for the purposes of this Agreement unless SONUS, within thirty (30) days of the receipt of such shipment, notifies * in writing that it has analyzed such shipment in accordance with such methods of analysis and has determined that such shipment does not conform to such specifications.

(b) If it is determined that a lot of * does not conform to the applicable specifications set forth on Schedule 1 hereto, * shall replace, at * expense, such lot with a substitute lot which meets such specifications within thirty
(30) days from the date such nonconforming shipment is determined not to meet the specifications therefore by the parties hereto. The nonconforming shipment shall be returned at * expense by SONUS to * upon final determination in accordance with Section 2.3(a) above that it does not meet the specifications therefore.

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* Confidential portions omitted and filed                Initials: SONUS
  separately with the Commission.


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(c) The parties hereto agree that the supply of * by * hereunder shall be subject to and governed by the terms and conditions hereof. None of the terms and conditions set forth on any purchase or order form, invoice or like document shall change, add to or modify the provisions of this Agreement, unless mutually agreed to by the parties in writing. To the extent there shall exist any inconsistency or additional terms between the terms and conditions of such purchase or order form, invoice or like document and this Agreement, and there is no written mutual agreement supporting such inconsistency or additional terms then the terms and conditions of this Agreement shall control to such extent.

(d) * represents and warrants that each shipment * supplied pursuant to this Agreement shall meet the specifications for * adopted hereunder and shall be manufactured in accordance with current GMP applicable to the manufacture of such bulk chemicals and all applicable laws, rules or regulations, as specified by the United States Food and Drug Administration.

(e) * and SONUS each warrant that they shall individually comply with all applicable laws, rules and regulations governing the transportation of hazardous materials, occupational safety and health laws, and waste disposal laws with respect to the handling of *.

(f) SONUS or SONUS' representatives shall have the right, upon reasonable written notice to * but not more than twice per year to conduct a quality assurance audit and inspection of * records including the DMF(s) and production facility relating to the production and manufacture of *. Such audit shall focus on a review of FDA compliance with applicable laws and regulations relating to the manufacture of *. SONUS agrees to perform such audit during normal business hours and to conduct the audit at its own expense. SONUS will issue a report that will summarize * overall compliance and denote any recommended actions where * is found deficient. * will have 30 days from the date of issuance of the report to discuss the deficiencies and recommended actions with SONUS and to initiate an agreed upon action plan.

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  separately with the Commission.


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2.4      Warranty.

* warrants the manufacturing or sale of the Product(s) sold and delivered hereunder will not infringe any U.S. Patent, but does not warrant against such infringement by reason of the use of the Product alone, or in combination with other goods, or in the operation of any process or use. SONUS agrees to indemnify and hold * harmless against any and all claims, costs, or causes of action which may arise out of the use of the Product(s) alone or in combination with other goods. * further warrants that the shipments * supplied to SONUS under this Agreement shall conform to the descriptions of Section 2.3 at the time of shipment and that * shall have good and marketable title to transfer same, free of any and all encumbrances. However, SONUS shall have the ability to conduct its own analysis on each shipment of * received from * to check for conformance with the specifications set forth on Schedule 1. * makes no representation regarding any ingredient, chemical or constituent of a shipment of * that is not specified in the specifications set forth in Schedule 1 as being an impermissible ingredient, chemical or constituent of * or impermissible concentration of any of the foregoing ("Unspecified Constituents"). SONUS agrees to assume all responsibility for Unspecified Constituents and the biological consequences thereof in the medical applications for any Unspecified Constituents of the * by SONUS unless such unspecified constituent were due to * failure to manufacture * in compliance with section 2.2d. SONUS shall bear the burden of proof that an Unspecified Constituent was present due to * failure to manufacture the * in compliance with 2.2 (d). With regard to the specifications set forth in Schedule 1 and the specification's applicability to the medical applications of SONUS, SONUS agrees and acknowledges that * does not have expertise in that field and that SONUS does have expertise in that field, and SONUS shall be solely responsible for the suitability of * and the specification for the medical application(s) that SONUS contemplates under this Supply Agreement. * MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABLITY OR FITNESS FOR A PARTICULAR PURPOSE.

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  separately with the Commission.


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2.5      Estimates and Orders.

(a) (1) SONUS shall, within sixty (60) days after execution of the commercial supply agreement for any Product, provide * with a written estimate of the quarterly purchase of * by SONUS for the first year following the anticipated NDA approval date; per the order forecast, Schedule 3, attached.

(2)* shall, within sixty (60) days following receipt of Schedule 3, inform SONUS as to its anticipated capacity for supplying * to SONUS, including volumes and lead times, and shall update such information when its actual capacity becomes known.

(3) * acknowledges that such quantities shown on Schedule 3 are estimates only and are not binding obligations on SONUS, subject to minimum purchase obligations set forth in Paragraph 2.1(b) and agreement to pay for * manufactured as a result of SONUS estimates and held by * for 12 months as outlined in Paragraph 2.2(b). SONUS shall fully cooperate in the estimated schedule and production for the commercial order(s) to be placed by SONUS in anticipation of NDA approval for the Product.

(b) SONUS agrees to submit purchase orders at least 45 days prior to a requested delivery date. * will ship the requested volume of * within forty five (45) days of receipt, but * will use all reasonable efforts to ship the requested volume of * within the periods requested in the purchase order therefore from SONUS, provided that such orders are reasonably consistent with estimates previously provided by SONUS. For purposes of the Section 2.5 (b), "reasonably consistent" shall mean an order not in excess of one hundred fifty percent (150%) of the relevant estimated volume, as shown on the forecast Schedule 3, in effect at the time the purchase order is placed. SONUS may cancel any purchase order if *, as requested, is not received within 45 days from *.

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  separately with the Commission.


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2.6      Deliveries.

(a) All shipments of * from * hereunder shall be FOB * plant, freight collect or third party billing to Sonus account. Each shipment of * shall be in accordance with all applicable federal, state and local laws, rules and regulations with respect to the packaging and shipping of *, including, without limitation, all applicable environmental laws. * shall be shipped to SONUS or SONUS designate in returnable * stainless steel containers or other such container sizes as the parties may mutually agree, and in accordance with * DMF(s). As appropriate, * will provide SONUS in advance of each shipment of * all necessary information relating to such shipment, including, without limitation, the identity of the carrier, flight number or truck number or similar information, scheduled arrival date and time and shipment identification number.

(b) * shall have the responsibility of, and shall bear all costs incurred in obtaining approval under or otherwise complying with all applicable laws, rules and regulations related to the manufacture and supply of *, and SONUS shall cooperate as reasonably required to obtain such approvals and such compliance.

3.  PRICE AND PAYMENT

3.1 Price. The price with respect to * shall be as set forth on Schedule 2 hereto, ("Price: Schedule"), and is the FOB Price * manufacturing facility.

3.2 Invoicing. * will submit an invoice after each shipment of * to SONUS requesting payment for such shipment corresponding to a specific purchase order submitted to * by SONUS. Such invoice shall reflect a total invoice price for such shipment calculated pursuant to the pricing terms set forth on Price
Schedule 2.

3.3 Adjustments. SONUS may, after reviewing the invoice charges, contest in good faith the charges or any aspect thereof by giving * written notice of the objection within forty-five (45) days of receipt of such invoice from *. Within forty-five (45) days from receipt of the notice from SONUS, the parties agree to resolve any disagreements between the parties.

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  separately with the Commission.


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3.4 Payments. Subject to the terms and provisions of Section 3 hereof, all payments to * for * under this Agreement shall be made in U.S. dollars within forty-five (45) days from the date of the invoice which invoices are dated by *, with a three percent (3%) discount if paid within 10 days of the invoice date, or upon such other terms as agreed upon in writing from time to time between the parties.

3.5 Taxes. * shall bear and pay all federal, state and local taxes upon or measured by its net income, and all franchise taxes based upon its corporate existence, or its general corporate right to transact business. SONUS shall bear any and all sales taxes due as a result of sales under this agreement.

4.  INDEMNIFICATIONS

4.1 By *. * hereby agrees to defend, indemnify, and hold SONUS harmless from any loss, claim, action, damage, expense or liability, including defense costs and attorney's fees, including but not limited to the costs of any environmental sampling, cleanup and remediation resulting from or arising out of * manufacture of * or of * handling or * disposing of any wastes relating thereto, or its breach of any representation, warranty, covenant or obligation under this Agreement.

4.2 BY SONUS. SONUS hereby agrees to indemnify and hold * harmless from any loss, claim, action, damage, expense, or liability, including defense costs and attorneys' fees, resulting from or arising out of SONUS' or its customers' or agents' or end users' use * or sale or use of any Product or its breach of any representation, warranty, covenant or obligation under this Agreement, other than any loss claim, action, damage, expense or liability that results from the manufacturing process of * by * or the adulteration of * by *. SONUS acknowledges that there are hazards associated with the handling and use of *, that it understands such hazards, and that it is the responsibility of SONUS to warn and protect its employees and others exposed to such hazards through storage, handling, and use *. * shall provide SONUS with copies of Material Safety Data Sheets relating to * for SONUS to make the warnings set forth therein, which may not be a comprehensive, all inclusive set of warnings, and SONUS shall hold harmless, indemnify, and defend * from and against any loss, cost, claim, action, expense, or liability, including, but not limited to attorneys' fees incurred by * because such warnings or any other warnings required by law or otherwise for the safe use, handling, and storage of * and products containing * were not made.

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4.3 Conditions of Indemnity. The obligations and liabilities of either party hereto with respect to claims resulting from the assertion of liability by the other party or a Third Party shall be subject to the following terms and conditions:

(a) The party seeking indemnification shall give prompt written notice to the other party of any assertion that might give rise to a claim by the party seeking indemnification against the other party based on the indemnity agreement contained in Section 4.1 or 4.2 hereof, stating the nature and basis of said claims and the amounts hereof, the extent known; provided, however, that the failure to give such notice shall not reduce or eliminate the indemnifying party's obligations hereunder unless the indemnifying party's shall have been materially prejudiced by the failure to give such notice.

(b) In the event any action, suit or proceeding is brought against any party hereto or any of its Affiliates with respect to which the other party may have liability under the indemnity agreement contained in Section 4.1 or 4.2, such other party may, at its option, elect to join or assume the defense of any such action, suit or proceeding, subject to the reasonable approval of counsel by the other party.

(c) The party seeking indemnification shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by counsel, in circumstances involving multiple defendants and rights of contribution, fees and expenses of counsel shall be apportioned in proportion to the ultimate liability.

(d) The parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding, including making available to each other and/or to each other's attorneys its books and records relating to such proceedings or litigation and making individuals available for the giving of testimony (including depositions). Out-of-pocket costs (but not salaries or overhead attributable to employees of a party) shall be considered costs subject to indemnification.

(e) Neither party shall make any settlement of claims without the written consent of the other party, unless such settlements provide for a full and unconditional release of all claims against the other party.

(f) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, IN CONTRACT OR IN TORT, FOR INCIDENTAL, EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES.

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4.4 Limit of Liability. No claim or liability of any kind with respect to non-delivery of * shall be greater than the price payable hereunder for the *, whichever is applicable, in respect to which such claim is made and SONUS' sole and exclusive remedy (except for the remedy of termination for material breach) for delivery of non-conforming *, whichever is applicable, shall be replacement by * or a Third Party of a like quantity of conforming *, whichever is applicable, at no additional cost to SONUS, as set forth in Section 2.3 (b).

4.5 SONUS Product Liability Coverage. So long as commercially practicable, SONUS hereby agrees to have in effect at the time of regulatory approval of any Product, and to maintain in effect for the duration of this Agreement, a commercial general liability insurance policy or in combination with an excess liability insurance policy, coverage to include products liability, a minimum of $5,000,000 combined single limit per occurrence.

5.  FORCE MAJEURE

5.1 No liability to any party shall result from any delay in performance or nonperformance directly or indirectly caused by circumstances beyond the control of the party affected, including, but not limited to acts of God, fire, explosion, flood, earthquake, governmental action (including but not limited to laws, decrees, and regulations), acts of war or accident, so long as the affected party shall use all reasonable efforts to correct or mitigate the circumstances causing such delay in performance or such non performance.

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6.  CONFIDENTIALITY

6.1 All business and technical information, in writing and identified as confidential at the time of disclosure, including, but not limited to, the existence and terms of this Agreement, technical knowledge, specifications, quality standards, formulae, instructions, procedures and manufacturing processes (the "Confidential Information") which either party may disclose to the other party or to any employee, agent, or representative of the other party, shall be received, used and retained by such other party and its employees, agents and representatives on a strictly confidential basis and, except as expressly provided for herein or as required by applicable law, shall not be disclosed to any, Third Party (except for disclosures required by applicable law, including compliance with the disclosure requirements of applicable securities laws) or in any way used by the recipient party other than for the purposes set forth in this Agreement. The party receiving the Confidential Information shall not disclose any such information to any person within its organization who does not have a need to know, or to any Third Party without the prior written consent of the disclosing party. Oral disclosures must be reduced to writing, identified as confidential and delivered to the recipient party within fifteen (15) days of initial disclosure to be accorded the benefits of this section.

The term "Confidential Information" shall not include any information that:

(a) is in the public domain at the time of receipt by either party or which comes into the public domain without breach of any obligation assumed hereunder, or

(b) was known, and can be shown by clear and convincing evidence to have been known by the receiving party at the time of receipt from the other party, or

(c) becomes known to the receiving party through a Third Party source whose acquisition was independent of either party and not in breach of any obligation of confidentiality under any agreement to which such Third Party was subject, and the use of which is not subject to any other confidentiality agreement.

6.2 The obligations of confidentiality under this Section 6 shall remain in effect during the term of and for a period of ten years from the date of termination of this commercial supply agreement.

7.  NOTICES

7.1 All notices provided for in this Agreement shall be in writing and shall be given by registered mail, courier, or personal delivery addressed to the parties at the addresses listed below;

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
If to SONUS:

SONUS Pharmaceuticals, Inc.
22026 20th Avenue, S.E., Suite 102
Bothell, Washington 98021
Attention:  Steven Quay, M.D, Ph.D
            President and Chief Executive Officer

If to *:

*
*
*
*
            *

A party may change its address for purposes of receiving notices by providing written notice of such change to the other party. Notice shall be deemed to have been given as of the date of receipt of the party receiving the notice.

8.  TERM AND TERMINATION

8.1 Term. This Agreement shall continue and remain in full force and effect, unless terminated, for an initial term commencing on the date hereof and ending five (5) years from the Approval Date ("Initial Term") unless the Approval Date does not occur within seven (7) years of the date of this Agreement, in which event this Agreement shall terminate seven (7) years after the date of this Agreement. The Agreement shall remain in force after the Initial Term for successive three (3) year periods unless and until one party gives to the other party written notice of termination at least one hundred and eighty (180) days prior to the expiration of the Initial Term or any successive three (3) year period.

8.2 Termination. This Agreement may be terminated upon the occurrence of any of the following:

(a) Either party's material breach of any term or obligation hereof, unless such breach of any term or obligation is cured within ninety (90) days following notice by the other party of its intention to terminate this Agreement due to such breach or if the breach is of a nature that cannot be reasonably cured within such period, unless the breaching party has taken all reasonable steps to cure the breach within such periods and proceeds diligently to effect a cure as soon thereafter as reasonably practicable but in any event within ninety (90) days following the original notice;

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
(b) The entry of an order for relief under the United States Bankruptcy Code (or any corresponding remedy under successor laws) against a party; the filing of a voluntary petition by a party under any bankruptcy, insolvency or similar law, or the filing of an involuntary petition (which petition is not dismissed within one hundred and twenty (120) days after filing); the appointment of a receiver for party's business or property; a party's making of a general assignment for the benefit of its creditors; or the liquidation or dissolution of a party.

8.3 Material Breach by *.

(a) In the event SONUS notifies * of termination per Paragraph 8.2(a) due to an uncured * material breach, * will provide reasonable assistance as requested by SONUS to establish an alternative viable source of * at no cost to SONUS.

(b) For purposes of Paragraph 8.3(a), assistance shall include teaching the alternate source of supply for SONUS * the process for *, transfer of * DMF(s), Test Methods, Standard Operating Procedures, and all other current documentation necessary for the manufacture * and all equipment of * dedicated exclusively to manufacturing of * at an agreed on reasonable price.

9.  ARBITRATION

9.1 In the event the parties are unable to resolve a disagreement concerning any matter under this Agreement, either party by written notice to the other may initiate arbitration proceedings to resolve the matter pursuant to Section 9.2.

9.2 Any controversy concerning the interpretation of this Agreement, or any breach thereof, shall be settled by final and binding arbitration in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the party against which the award is entered (or the ultimate parent of such party) thereof. The prevailing party in any such arbitration as determined by the arbitrator shall be entitled to receive from the other parties costs and expenses incurred in connection with the arbitration, including reasonable attorneys' fees. The arbitration shall be conducted in King County, Washington, if * initiates the process and * if SONUS initiates the process. In any such arbitration the rights of the parties shall be determined according to the law of Section 10 of this agreement (excluding its or any other jurisdiction's choice of law principles). The parties hereto agree that the service of any notice in the course of such arbitration at the respective addresses as provided for in Section 7.1 shall be valid and binding.

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  separately with the Commission.

10.  GOVERNING LAW

10.1 This Agreement shall be governed as to validity, enforcement, construction, effect and in all other respects, by the laws of the State of Washington.

11.  PROPRIETARY RIGHTS

11.1 Except as set forth herein, all right, title and interest in any proprietary information in the possession of either party prior to the date of this Agreement or developed solely by either party on or after the date of this Agreement shall remain the sole property of that party and the other party shall be subject to the confidentiality requirements contained herein with respect to such information. Without limiting the generality of the foregoing, SONUS shall retain the sole and exclusive title to the Product, together with all patents, copyrights, trademarks and trade secrets relating thereto. Each Party shall have a royalty-free, perpetual license to utilize and sublicense any jointly owned information subject to the terms, conditions and limitations set forth in this Agreement. Each party shall be free to utilize for any purpose information owned solely by it, subject to the terms conditions and limitations set forth in this Agreement. Anything herein to the contrary notwithstanding, SONUS shall own the exclusive right, title and interest to any and all patents, proprietary information or other rights included in the SONUS Patent Estate.

11.2 Each party shall be responsible for and bear the cost of pursuing patents (both within the United States of America and worldwide) to protect intellectual property owned by such party. In the event that any intellectual property is owned jointly, either party may notify the other party in writing of the first party's intent to apply for one or more patents covering such property. The other party shall within thirty (30) days of such notice notify the first party in writing whether the second party desires to join in such applications. If the second party joins in such application, it shall be responsible for and pay one-half of all costs incurred in obtaining such patent, including, but not limited to attorneys' fees associated therewith, and shall timely execute any and all documents necessary or desirable in connection with the application. If the second party fails to elect or declines such invitation, title to the patent or patents shall be issued solely in the name of the first party, and the second party shall be deemed to have waived any and all rights in and to such property and patents. Each party shall provide non monetary assistance when reasonably required, to pursue all appropriate patents.


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  separately with the Commission.

11.3 All intellectual property developed exclusively by or purchased by either party from any Third Party other than in conjunction with this project, is excluded from the terms hereof.

11.4 The provisions of this Section shall survive the termination of this agreement.

12.  SEVERABILITY

12.1 If any provision of this Agreement is held to be unenforceable or illegal, the other provisions of this Agreement shall not be affected by any such holding and shall remain in full force and effect. In such event the parties shall use all reasonable efforts to replace any such unenforceable or illegal provision with a provision reflecting as nearly as possible the intent, purpose, and economic effect of such provision.

13.  ASSIGNMENT, FDA REVIEW REQUEST

13.1 * shall not, without the prior written consent of SONUS, sell, assign, transfer, encumber, or otherwise dispose of its interest in this Agreement, whether by merger, consolidation, sale of stock, sale of assets or otherwise, and any such prohibited transfer, if made, shall be void and without force or effect. SONUS shall not without the prior written consent of * , sell, assign, transfer, encumber or otherwise dispose of its interests in this Agreement, except in connection with any merger, consolidation, sale of stock or sale of assets of SONUS as to which this Agreement relates, in which case no such consent shall be required. Any permitted assignee shall fully assume the obligations of the assigning party hereunder, but the assigning entity shall nonetheless remain liable unless the parties agree otherwise.

13.2 Notwithstanding paragraph 13.1, * , shall have the right to sell assign or transfer this Agreement and all or part of its medical business, together with the right, title and interest in this Agreement and * DMF(s), to an as yet unnamed successor corporation, partnership or other organization, comprised of: * ; or any combination of the above and/or trusts set up by the above. Said sell or transfer may occur at any time during the term of this Agreement, and any such assignee shall acquire all of the rights and assume all of the obligations of * , under this Agreement.

13.3 If requested by the FDA, either party may provide a copy of this Agreement to the FDA. In such event, the party providing the copy shall immediately notify the other party that a copy has been or will be provided to the FDA.

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  separately with the Commission.

14.  SURVIVAL

14.1 The provisions of Sections 2.2(f), 4.1, 4.2, 4.3, 4.4, 6.1, 6.2, 8.3, 9 and
11 shall survive termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect.

15.  CAPTIONS

15.1 The captions of this agreement are solely for the convenience of reference and shall not affect its interpretation.

16.  ENTIRE AGREEMENT

16.1 This Agreement and the Schedules hereto represent the entire agreement between the parties and supersedes all prior or contemporaneous oral or written agreements of the parties. This Agreement may be modified, amended or changed only by a written instrument signed by the parties except with respect to the updates of Schedule 3 hereto to be provided by SONUS to * from time to time as provided for in Section 2.5(a) hereof.

17. COUNTERPARTS

17.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single agreement.

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  separately with the Commission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date and year first written above.


SONUS PHARMACEUTICALS, INC.                                      *


By:            /S/ Steven C. Quay
               -------------------------------
Date:          March 27, 1998
Name:          Steven C. Quay, M.D., Ph.D.
Title:         President & Chief Executive Officer




By:                   *
               -------------------------------
Date:          March 6, 1998
Name:                 *
Title:         President

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  separately with the Commission.

                              PAGE 1 OF SCHEDULE 1


                              SPECIFICATIONS FOR *
                                 SPECIFICATION *



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  separately with the Commission.

                              PAGE 2 OF SCHEDULE 1


                               SPECIFICATION FOR *
                                 SPECIFICATION *


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  separately with the Commission.

                                PRICING SCHEDULE

                                        *
                                   (Proposed)


Volume Purchases


      Contract Year                  Price per *                    Price per *
            *                             *                              *
            *                             *                              *
            *                             *                              *
            *                             *                              *


* will be shipped in * owned *. Containers not returned to * within 60 days will be charged a container rental charge of * per month. Containers not returned to * within 12 months will be invoiced to Sonus at * per container. Sonus will use their best efforts not to contaminate or damage * shipping containers.


                                                                         /  /97
                                                                     Schedule 3

QUARTERLY ESTIMATES OF * ORDERS




                                                                         /  /97
                                                                     Schedule 4

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* Confidential portions omitted and filed                Initials: SONUS
  separately with the Commission.

                           INVENTORY CERTIFICATE FOR *
                                        *


Date
Previous six (6) months purchases
Month 1
Month 2
Month 3
Month 4
Month 5
Month 6
Total
Average of Total (divide by 6)



         I CERTIFY, that on the above shown date * met its Inventory
Requirements.


Name


                                                 Schedule 5

                                                 SONUS PATENT ESTATE

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  separately with the Commission.